UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 20, 2020

HealthLynked Corp.
(Exact Name of Registrant as Specified in its Charter)

Nevada	47-1634127
(State of Incorporation)	(I.R.S. Employer Identification No.)

1726 Medical Blvd., Suite 101, Naples, Florida	34110
(Address of Principal Executive Offices)	(ZIP Code)

(239) 513-1992

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 20, 2020, HealthLynked Corp. (the “Company”) entered into a contribution agreement (the “Contribution Agreement”) with The Michael T. Dent, Trustee of the Mary S. Dent Gifting Trust dated January 31, 2006 (the “Gifting Trust”), Michael Thomas Dent, Trustee under the Michael Thomas Dent Declaration of Trust dated March 23, 1998, as amended (the “MTD Trust” and together with the Gifting Trust, the “Trusts”), and Michael T. Dent, the Chief Executive Officer and Chairman of the board of directors of the Company. Pursuant to the Contribution Agreement, the Trusts contributed an aggregate of 76,026 shares of common stock of NeoGenomics, Inc. to the Company. In addition, Dr. Dent assigned certain intellectual property to the Company that was developed for the benefit of the Company. Furthermore, Dr. Dent assigned to the Company the HealthLynked COVID-19 Tracker. In consideration for the foregoing, the Company issued the Trusts an aggregate of 2,750,000 shares of the Company’s newly designated Series B Preferred Stock (as defined herein) and an aggregate of 24,522,727 shares of the Company’s common stock par value $0.001 per share (the “Common Stock”).

The foregoing summary of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 24, 2020, in connection with the Contribution Agreement, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Voting Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada that became effective on August 20, 2020. Pursuant to the Certificate of Designation, the Company designated 2,750,000 shares of the Company’s previously undesignated preferred stock as Series B Convertible Preferred Voting Stock (“Series B Preferred Stock”).

Beginning on December 31, 2022, each share of Series B Preferred Stock is convertible into five shares of the Company’s Common Stock, subject to customary anti-dilution adjustments, including in the event of any stock split. The Series B Preferred Stock ranks senior to the Common Stock.

Upon a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company available for distribution to its stockholders will be distributed to holders of Series B Preferred Stock on an as converted basis and pro rata with the holders of Common Stock. Holders of Series B Preferred Stock are also entitled to participate in dividends declared or paid on the Common Stock on an as-converted basis.

The holders of Series B Preferred Stock generally are entitled to vote with the holders of the shares of Common Stock on all matters submitted for a vote of holders of shares of Common Stock (voting together with the holders of shares of Common Stock as one class). The holder of the shares of Preferred B Stock shall have that number of votes (identical in every other respect to the voting rights of the holders of Common Stock entitled to vote at any regular or special meeting of the shareholders) equal to 100 shares of Common Stock for each share of Preferred B Preferred Stock held (which shall never be deemed less than 51% of the vote required to approve any action), which Nevada law provides may or must be approved by vote or consent of the holders of Common Stock or the holders of other securities entitled to vote, if any.

The foregoing description of the terms pertaining to the Series B Preferred Stock is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01. Other Events.

On August 25, 2020, the Company issued a press release with respect to, among other things, a $3 million equity investment in the Company by its Chairman and Chief Executive Officer. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations, filed with the Nevada Secretary of State on August 24, 2020
10.1	Contribution Agreement by and among the Company, The Michael T. Dent, Trustee of the Mary S. Dent Gifting Trust dated January 31, 2006, Michael Thomas Dent, Trustee under the Michael Thomas Dent Declaration of Trust dated March 23, 1998, as amended, and Michael T. Dent dated August 20, 2020
99.1	Press release, dated August 25, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHLYNKED CORP.

Dated: August 26, 2020	/s/ George O’Leary
George O’Leary
Chief Financial Officer